Exhibit 99.5

COMMON SHARE PROXY

YOUR VOTE IS IMPORTANT.

Regardless of whether you plan to attend the Special Meeting of Shareholders, please execute your proxy promptly and return it in the enclosed envelope.

DETACH HERE

PROXY

CORNERSTONE REALTY INCOME TRUST, INC.

Proxy Solicited on behalf of the Board of Directors of
the Company for Special Meeting of Shareholders to be Held April 1, 2005

     The undersigned, being a shareholder of Cornerstone Realty Income Trust, Inc. (the “Company”), hereby appoints J. Philip Hart, Mark M. Murphy and Martin B. Richards, Jr., or any of them, with full power of substitution in each, with the powers the undersigned would possess if personally present, to vote all COMMON SHARES of the undersigned in the Company at the Special Meeting of the Shareholders to be held at 9:00 a.m., local time, on April 1, 2005 at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia 23220, and at any adjournment or postponement of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the following instructions.

SEE REVERSE SIDE You are encouraged to specify your choice by marking the appropriate boxes, but you need not mark any box if you wish to vote FOR both proposals. The proxies cannot vote your preferences unless you sign and return this card.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

WACHOVIA BANK, N.A.
ATTN: Proxy Tabulation — NC1153
P.O. Box 217950
Charlotte, NC 28254-3555

DETACH HERE

Your vote is necessary to approve this important transaction. Not voting will have the same effect as voting against the merger.

☒	Please mark votes as in this example

This proxy when properly executed, will be voted in the manner directed herein by the shareholder. If no direction is otherwise made, this proxy will be voted FOR proposals 1 and 2 below and in the discretion of the named proxies as to any other matters properly presented at the meeting. This proxy may be revoked at any time before it is voted by delivery to the Secretary of the Company of either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the special meeting and voting in person.

The Board of Directors recommends voting FOR the merger agreement, the plan of merger and the merger.

		FOR	AGAINST	ABSTAIN

1.	To approve the Agreement and Plan of Merger, dated as of October 25, 2004, as amended, by and among Colonial Properties Trust, CLNL Acquisition Sub LLC (“Merger Sub”), and the Company, the plan of merger included in the merger agreement and the merger of the Company into Merger Sub. The merger agreement is described in, and attached as Annex A to, and the plan of merger is attached as Annex B to, the accompanying joint proxy statement/prospectus.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	To approve an adjournment or postponement of the Special Meeting of Shareholders, if necessary, to solicit additional proxies in favor of the proposal above.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature:	Date:	Title: